UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2009

PSS WORLD MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Commission File Number: 0-23832

Florida	59-2280364
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification Number)

4345 Southpoint Blvd.
Jacksonville, Florida	32216
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(904) 332-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

In March 2004, PSS World Medical, Inc. (the “Company”) issued $150.0 million principal amount of 2.25% convertible senior notes due March 15, 2024 (the “Notes”). Interest on the Notes is payable semiannually in arrears on March 15 and September 15 of each year, plus other considerations, including contingent interest, if applicable. On each of March 15, 2009, March 15, 2014, and March 15, 2019, holders of the Notes have the option to require the Company to repurchase any Notes at a cash repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, and other considerations, including contingent interest, if applicable.

On March 15, 2009, the holders of $149.98 million in principal face value of Notes exercised their contractual rights to require the Company to repurchase their Notes for a cash repurchase price equal to 100% of the principal face value of Notes to be repurchased plus accrued and unpaid interest. The Company used approximately $101.7 million in available cash on hand and $50 million from its asset-based revolving line of credit (“LOC”) to fund the repurchase of such Notes on March 16, 2009, for approximately $151.7 million. The holders of $.02 million in principal face value of Notes did not exercise their contractual rights to require the Company to repurchase their Notes, and, accordingly, such Notes remain outstanding.

The LOC, which matures on September 30, 2012, permits maximum borrowings of up to $200.0 million and may be increased to $250.0 million at the Company’s discretion. Availability of borrowings under the LOC depends upon a borrowing base calculation consisting of accounts receivable and inventory, subject to satisfaction of certain eligibility requirements, less any outstanding letters of credit. Borrowings under the LOC bear interest at the bank’s prime rate plus an applicable margin based upon availability of borrowings or at LIBOR plus an applicable margin based upon availability of borrowings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 18, 2009

PSS WORLD MEDICAL, INC.

By:	/s/ David M. Bronson
Name: David M. Bronson
Title: Executive Vice President and Chief Financial Officer